                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
              SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
              OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS
                               13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                                           COMMISSION FILE NUMBER ______________

            C-CUBE MICROSYSTEMS EMPLOYEE SAVINGS AND INVESTMENT PLAN
                              (FILE NO. 333-19777)
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 549 BALTIC WAY
                               SUNNYVALE, CA 94089
                                 (408) 542-2500
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                      C-CUBE MICROSYSTEMS INC. COMMON STOCK
            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)



  (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
                      UNDER SECTION 13(a) OR 15(d) REMAINS)


PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:
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
     Rule 12g-4(a)(1)(i)     [ ]       Rule 12h-3(b)(1)(ii)    [ ]
     Rule 12g-4(a)(1)(ii)    [ ]       Rule 12h-3(b)(2)(i)     [ ]
     Rule 12g-4(a)(2)(i)     [ ]       Rule 12h-3(b)(2)(ii)    [ ]
     Rule 12g-4(a)(2)(ii)    [ ]       Rule 15d-6              [X]
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Approximate number of holders of records as of the certification or
 notice date:                0
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Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.
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
Date:  6/26/2001            By:  /s/ PATTI J. SUMMERS
   --------------------        -------------------------------------------------
                               On behalf of the Administrator of C-Cube
                               Microsystems Employee Savings and Investment Plan
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